ASSIGNMENT OF NOTE

DATE AND PARTIES. The date of this Assignment Of Note (Agreement) is March 15, 2007. The parties and their addresses are:

SECUREDPARTY: BANK OF COLORADO PO BOX 939 1041 W. MAIN STREET

WINDSOR, Colorado 80550

DEBTOR: PFGIII, LLC a Colorado limited liability Company

3620 W 10TH ST, UNIT B-411 GREELEY, Colorado 80634

The pronouns "you" and "your" refer to the Secured Party. The pronouns "I," "me" and "my" refer to each person or entity signing this Agreement as Debtor and agreeing to give the Property described in this Agreement as security for the Secured Debts.

1. SECURED DEBTS. The term "Secured Debts" includes and this Agreement will secure each of the following:

A. Specific Debts. The following debts and all extensions, renewals, refinancings, modifications and replacements. A promissory note or other agreement, No. 2700006306, dated March 15, 2007, from me to you, in the amount of $1,000,000.00.

B. All Debts. All present and future debts from me to you, even if this Agreement is not specifically referenced, the future debts are also secured by other collateral, or if the future debt is unrelated to or of a different type than this debt. If more than one person signs this Agreement, each agrees that it will secure debts incurred either individually or with others who may not sign this Agreement. Nothing in this Agreement constitutes a commitment to make additional or future loans or advances. Any such commitment must be in writing.

This Agreement will not secure any debt for which you fail to give any required notice of the right of rescission. This Agreement will not secure any debt for which a non-possessory, non-purchase money security interest is created in "household goods" in connection with a "consumer loan," as those terms are defined by federal law governing unfair and deceptive credit practices.

C. Sums Advanced. All sums advanced and expenses incurred by you under the terms of this Agreement. Loan Documents refer to all the documents executed in connection with the Secured Debts.

2. ASSIGNMENT. To secure the payment and performance of the Secured Debts, I assign and grant a security interest to you in all of the Property described in this Agreement that I own or have sufficient rights in which to transfer an interest, now or in the future, wherever the Property is or will be located, and all additions, proceeds, and products of the Property (including, but not limited to, all renewals, replacements, modifications and substitutions to the Property). Property is all the collateral given as security for the Secured Debts and described in this Agreement, and includes all obligations that support the payment or performance of the Property. "Proceeds" includes anything acquired upon the sale, lease, license, exchange, or other disposition of the Property; any rights and claims arising from the Property; and any collections and distributions on account of the Property.

Property also includes any original evidence of title or ownership. I will deliver any certificates, documents or instruments evidencing the Property and properly execute all items as necessary to reflect your security interest.

This Agreement remains in effect until terminated in writing, even if the Secured Debts are paid and you are no longer obligated to advance funds to me under any loan or credit agreement.

Upon termination of this Agreement, you will return to me all the Property in your possession which has not been used or applied toward payment of the Secured Debts. I agree that you may surrender the Property to any Debtor upon termination of this Agreement without further responsibility or liability.

3. PROPERTYDESCRIPTION.

A. Specific Instrument: A Note issued to PFGI II, LLC by GOOD TIMES DRIVE THRU, INC. and GOOD TIMES RESTAURANTS, INC. on August 7, 2006 in the amount of $1,000,000.00 with an unpaid principal balance due of $835,000.00, plus unpaid accrued interest as of March 15, 2007.

4. WARRANTIES AND REPRESENTATIONS. I make to you the following warranties and representations which will continue as long as this Agreement is in effect:

A. Power. I am duly organized, and validly existing and in good standing in all jurisdictions in which I operate. I have the power and authority to enter into this transaction and to carryon my business or activity as it is now being conducted and, as applicable, am qualified to do so in each jurisdiction in which I operate.

B. Authority. The execution, delivery and performance of this Agreement and the obligation evidenced by this Agreement are within my powers, have been duly authorized, have received all necessary governmental approval, will not violate any provision of law, or order of court or governmental agency, and will not violate any agreement to which I am a party or to which I am or any of my property is subject.

C. Name and Location. My name indicated in the DATE AND PARTIES section is my exact legal name. I am an entity organized and registered under the laws of Colorado. I will provide verification of registration and location upon your request. I will provide you with at least 30 days notice prior to any change in my name, address, or state of organization or registration.

D. Business Name. Other than previously disclosed in writing to you I have not changed my name or principal place of business within the last 10 years and have not used any other trade or fictitious name. Without your prior written consent, I do not and will not use any other name and will preserve my existing name, trade names and franchises.

E. Ownership of Property. I represent that lawn all of the Property. Your claim to the Property is ahead of the claims of any other creditor, except as disclosed in writing to you prior to any advance on the Secured Debts. The collateral that secures the Note is perfected and preserved. I represent that no default exists under the Note; no defense or discharge to the Note maker's obligations under the Note exists; and the items evidencing the Note are original and genuine.

5. DUTIES TOWARD PROPERTY.

A. Protection of Secured Party's Interest. I will defend the Property against any other claim. I agree to do whatever you require to protect your security interest and to keep your claim in the Property ahead of the claims of other creditors. I will not do anything to harm your position.

I will keep books, records and accounts about the Property and my business in general. I will let you examine these and make copies at any reasonable time. I will prepare any report or accounting you request which deals with the Property.

I will furnish you, promptly upon receipt, copies of all material notices, requests and other documents I receive relating to the Property.

B. Protection of the Property. I will notify you in writing prior to any change in my address, name or, if an organization, any change in my identity or structure.

Until the Secured Debts are fully paid and this Agreement is terminated, I will not grant a security interest in any of the Property without your prior written consent.

I will pay all taxes and assessments levied or assessed against me or the Property and provide timely proof of payment of these taxes and assessments upon request.

C. Risk of Loss. The risk of any loss or damage to the Property is on me,

Page 1 D. Selling or Encumbering the Property. I will not sell, offer to sell, or otherwise transfer or encumber the Property without your prior written permission. Any disposition of the Property contrary to this Agreement shall violate your rights.

Your permission to sell the Property may be reasonably withheld without regard to the creditworthiness of any buyer or transferee. I will not permit the Property to be the subject of any court order affecting my rights to the Property in any action by anyone other than you. If the Property includes chattel paper or instruments, either as original collateral or as proceeds of the Property, I will note your security interest on the face of the chattel paper or instruments.

6. COLLECTION RIGHTS OF THE SECURED PARTY. Account Debtor means the person who is obligated on an account, chattel paper, or general intangible. Obligor means the person obligated under a contract or bond. I authorize you to notify my Account Debtors or Obligors of your security interest and to deal with the Account Debtors' or Obligors' obligations at your discretion. You may enforce the obligations of an Account Debtor, exercising any of my rights with respect to the Account Debtors' obligations to make payment or otherwise render performance to me, including the enforcement of any security interest that secures such obligations. You may apply proceeds received from the Account Debtors or Obligors to the Secured Debts or you may release such proceeds to me.

I specifically and irrevocably authorize you to exercise any of the following powers at my expense, without limitation, until the Secured Debts are paid in full:

1. demand payment and enforce collection from any Account Debtor or Obligor by suit or otherwise.

B. enforce any security interest, lien or encumbrance given to secure the payment or performance of any Account Debtor or Obligor or any obligation constituting Property.

C. file proofs of claim or similar documents in the event of bankruptcy, insolvency or death of any person obligated as an Account Debtor or Obligor.

D. compromise, release, extend, or exchange any indebtedness of an Account Debtor or Obligor.

E. take control of any proceeds of the Account Debtors' or Obligors' obligations and any returned or repossessed goods.

F. endorse all payments by any Account Debtor or Obligor which may come into your possession as payable to me.

G. deal in all respects as the holder and owner of the Account Debtors' or Obligors' obligations.

7. AUTHORITYTO PERFORM. I authorize you to do anything you deem reasonably necessary to protect the Property, and perfect and continue your security interest in the Property. If I fail to perform any of my duties under this Agreement or any other Loan Document, you are authorized, without notice to me, to perform the duties or cause them to be performed.

These authorizations include, but are not limited to, permission to:

A. pay and discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Property.

B. request transfer of the Property to your name, or register and place a note on any chattel paper or on the books of the Property issuer or securities intermediary indicating your interest in the Property.

C. take any action you feel necessary to realize on the Property, including performing any part of a contract or endorsing it in my name.

D. handle any suits or other proceedings involving the Property in my name.

E. prepare, file, and sign my name to any necessary reports or accountings.

F. make an entry on my books and records showing the existence of this Agreement.

G. notify any Account Debtor or Obligor of your interest in the Property and tell the Account Debtor or Obligor to make payments to you or someone else you name.

If you perform for me, you will use reasonable care. If you exercise the care and follow the procedures that you generally apply to the collection of obligations owed to you, you will be deemed to be using reasonable care. Reasonable care will not include: any steps necessary to preserve rights against prior parties; the duty to send notices, perform services or take any other action in connection with the management of The Property; or the duty to protect, preserve or maintain any security interest given to others by me or other parties. Your authorization to perform for me will not create an obligation to perform and your failure to perform will not preclude you from exercising any other rights under the law or this Agreement. All cash and non-cash proceeds of the Property may be applied by you only upon your actual receipt of cash proceeds against such of the Secured Debts, matured or unmatured, as you determine in your sole discretion.

8. DEFAULT. I will be in default if any of the following occur:

A. Payments. I fail to make a payment in full when due.

B. Insolvency or Bankruptcy. The death, dissolution or insolvency of, appointment of a receiver by or on behalf of, application of any debtor relief law, the assignment for the benefit of creditors by or on behalf of, the voluntary or involuntary termination of existence by, or the commencement of any proceeding under any present or future federal or state insolvency, bankruptcy, reorganization, composition or debtor relief law by or against me, Borrower, or any co-signer, endorser, surety or guarantor of this Agreement or any other obligations Borrower has with you.

C. Business Termination. I merge, dissolve, reorganize, end my business or existence, or a partner or majority owner dies or is declared legally incompetent.

D. Failure to Perform. I fail to perform any condition or to keep any promise or covenant of this Agreement.

E. Other Documents. A default occurs under the terms of any other Loan Document.

F. Other Agreements. I am in default on any other debt or agreement I have with you.

G. Misrepresentation. I make any verbal or written statement or provide any financial information that is untrue, inaccurate, or conceals a material fact at the time it is made or provided.

H. Judgment. I fail to satisfy or appeal any judgment against me.

I. Forfeiture. The Property is used in a manner or for a purpose that threatens confiscation by a legal authority.

J. Name Change. I change my name or assume an additional name without notifying you before making such a change.

K. Property Transfer. I transfer all or a substantial part of my money or property.

L. Property Value. You determine in good faith that the value of the Property has declined or is impaired.

M. Material Change. Without first notifying you, there is a material change in my business, including ownership, management, and financial conditions.

N. Insecurity. You determine in good faith that a material adverse change has occurred in my financial condition from the conditions set forth in my most recent financial statement before the date of this Agreement or that the prospect for payment or performance of the secured Debts is impaired for any reason.

9. REMEDIES. After I default, you may at your option do anyone or more of the following.

A. Acceleration. You may make all or any part of the amount owing by the terms of the Secured Debts immediately due.

B. Sources. You may use any and all remedies you have under state or federal law or in any Loan Document.

C. Payments Made On My Behalf. Amounts advanced on my behalf will be immediately due and may be added to the Secured Debts.

D. Sale of Property. You may sell the Property as provided by law. You may apply what you receive from the sale of the Property to your expenses, your attorneys' fees and legal expenses (where not prohibited by law). and any debt I owe you. If what you receive from the sale of the Property does not satisfy the debt, I will be liable for the deficiency (where permitted by law. In some cases, you may keep the Property to satisfy the debt.

Where a notice is required, I agree that ten days prior written notice sent by first class mail to my address listed in this Agreement will be reasonable notice to me under the Colorado Uniform Commercial Code.

If the Property is perishable or threatens to decline speedily in value, you may, without notice to me, dispose of any or all of the Property in a commercially reasonable manner at my expense following any commercially reasonable preparation or processing.

E. Waiver. By choosing anyone or more of these remedies you do not give up your right to use any other remedy. You do not waive a default if you choose not to use a remedy. By electing not to use any remedy, you do not waive your right to later consider the event a default and to use any remedies if the default continues or occurs again. '

  WAIVER OF CLAIMS. I waive all claims for loss or damage caused by your acts or omissions where you acted reasonably and in good faith.
  APPLICABLE LAW. This Agreement is governed by the laws of Colorado, the United States of America, and to the extent required, by the laws of the jurisdiction where the Property is located, except to the extent such state laws are preempted by federal law. In the event of a dispute, the exclusive forum, venue and place of jurisdiction will be in Colorado, unless otherwise required by law.
  JOINT AND INDIVIDUAL LIABILITY AND SUCCESSORS. Each Debtor's obligations under this Agreement are independent of the obligations of any other Debtor. You may sue each Debtor individually or together with any other Debtor. You may release any part of the Property and I will still be obligated under this Agreement for the remaining Property. Debtor agrees that you and any party to this Agreement may extend, modify or make any change in the terms of this Agreement or any evidence of debt without Debtor's consent. Such a change will not release Debtor from the terms of this Agreement. If you assign any of the Secured Debts, you may assign all or any part of this Agreement without notice to me or my consent, and this Agreement will inure to the benefit of your assignee to the extent of such assignment. You will continue to have the unimpaired right to enforce this Agreement as to any of the Secured Debts that are not assigned. This Agreement shall inure to the benefit of and be enforceable by you and your successors and assigns and any other person to whom you may grant an interest in the Secured Debts and shall be binding upon and enforceable against me and my personal representatives, successors, heirs and assigns.
  AMENDMENT, INTEGRATION AND SEVERABILITY. This Agreement may not be amended or modified by oral agreement. No amendment or modification of this Agreement is effective unless made in writing and executed by you and me. This Agreement and the other Loan Documents are the complete and final expression of the understanding between you and me. If any provision of this Agreement is unenforceable, then the unenforceable provision will be severed and the remaining provisions will still be enforceable.
  INTERPRETATION. Whenever used, the singular includes the plural and the plural includes the singular. The section headings are for convenience only and are not to be used to interpret or define the terms of this Agreement.
  NOTICE, FINANCIAL REPORTS AND ADDITIONAL DOCUMENTS. Unless otherwise required by law, any notice will be given by delivering it or mailing it by first class mail to the appropriate party's address listed in the DATE AND PARTIES section, or to any other address designated in writing. Notice to one Debtor will be deemed to be notice to all Debtors. I will inform you in writing of any change in my name, address or other application information. I will provide you any financial statement or information you request. All financial statements and information I give you will be correct and complete. I agree to sign, deliver, and file any additional documents or certifications that you may consider necessary to perfect, continue, and preserve my obligations under this Agreement and to confirm your lien status on any Property.

Time is of the essence.

SIGNATURES. By signing, I agree to the terms contained in this Agreement. I also acknowledge receipt of a copy of this Agreement.

DEBTOR:

PFGI II, LLC

By: /s/ Ken Deline

Kenneth E. Deline, Manager

ACKNOWLEDGMENT AND CONSENT BY NOTE MAKER. Maker acknowledges receipt of a copy of this Agreement and consents to its terms. Upon Secured Party's written request, Maker agrees to make all payments required under the Note directly to Secured Party. The descriptions and representations concerning the Note in the Agreement are correct. The current unpaid principal balance on the Note is $835,000.00, as of March 15, 2007. Maker will assert no defenses against Secured Party which Maker has against Debtor. Maker waives protest, presentment for payment, notice of dishonor, and other defenses to Secured Party's enforcement of the Note.

Date: 3-16-2007

By: /s/ Boyd E. Hoback

Boyd E. Hoback, President & CEO

Name: GOOD TIMES DRIVE THRU, INC. and GOOD TIMES RESTAURANTS, INC.

Address: 601 CORPORATE CIRCLE

GOLDEN, Colorado 80401

Please return the original signed copy to BANK OF COLORADO, PO BOX 939 1041 W. MAIN STREET, WINDSOR, Colorado 80550.